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                                EXHIBIT 10.22


            AGREEMENT REGARDING TERMINATION OF CONSULTING SERVICES


        THIS AGREEMENT REGARDING TERMINATION OF CONSULTING SERVICES ("Agreement") is entered into by and between Family Steak Houses of Florida, Inc., a Florida corporation (the "Company"), and Eddie L. Ervin, Jr., ("Ervin") as of this 17th day of April, 1995.

                                   RECITALS


        A. The Company and Ervin entered into a Consulting Agreement dated as of June 16, 1994 (the "Consulting Agreement"), pursuant to which Ervin is to furnish certain services to the Company and receive in consideration thereof certain payments from the Company.

        B. The Company and Ervin now desire to terminate the Consulting Agreement on the terms and conditions set forth herein.

        NOW, THEREFORE, for and in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

        1. TERMINATION OF CONSULTING AGREEMENT. The Consulting Agreement and all obligations of the parties thereunder are hereby terminated. In full and complete satisfaction of its obligations under the Consulting Agreement, the Company does hereby pay and deliver to Ervin the sum of One Hundred Fifty One Thousand Five Hundred Dollars ($151,500.00) in cash, plus the Stock Consideration and Additional Consideration, as hereinafter defined.

        2. STOCK OPTIONS. The Company hereby confirms its previous grant to Ervin under the Consulting Agreement of an option to purchase 100,000 shares of the Company's common stock at an exercise price of $.40 per share (the "Stock Consideration"), subject only to shareholder approval of the 1995 Long Term Incentive Plan or other corporate action necessary to authorize the issuance of additional shares sufficient to permit exercise of the option.
The Company agrees to use its reasonable best efforts to obtain shareholder approval of the 1995 Long Term Incentive Plan, or otherwise authorize shares sufficient to permit exercise of the option, prior to the expiration of the option. The option shall be exercisable in whole or in part and from time to time for a period expiring June 16, 1999 and the award of the option shall be evidenced by an agreement containing usual and customary provisions.

3. ADDITIONAL CONSIDERATION. As additional consideration, the Company agrees to (i) reimburse Ervin the cost of reasonable car insurance through May, 1996, (ii) enter into an agreement for a two year extension of the existing lease between the Company and Ervin (the "Lease") on the same terms as the present lease except that the monthly rental shall be increased to $1,570 beginning March 1, 1996, and the purchase option is hereby deleted, and (iii) pay insurance premiums through May 1996 for substantially the same coverage presently enjoyed


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by Ervin, including comprehensive dental, life and medical insurance, including one free physical examination per year (collectively, the "Additional Consideration").

        4. RELEASE OF CLAIMS BY ERVIN. (a) In consideration of the foregoing and except as set forth in Section 4(b) below, Ervin, for himself, his heirs, successors and assigns, does hereby release, remise, acquit, exonerate, satisfy and forever discharge the Company, its affiliates, successors and assigns, and their respective shareholders, directors, officers, employees and agents, (collectively, the "Company Parties") from and with respect to any and all actions, causes of action, suits, disputes, controversies, claims, debts, sums of money, offset rights, defenses, agreements, promises, covenants, losses, damages, judgments and demands of any nature whatsoever, known or unknown, whether in contract, in tort, or otherwise, at law or in equity, which have accrued or may accrue, may have been had, may now be possessed or may or shall be possessed in the future by Ervin against the Company Parties, however and whenever arising ("collectively, the "Ervin Claims").

        (b) PROVIDED, HOWEVER, the foregoing release by Ervin shall not operate to release the Company Parties from any Ervin Claims, whether in contribution, indemnification or otherwise, which Ervin may now or hereafter possess against the Company and which arise (i) from claims by third parties against Ervin and to which Ervin is entitled to indemnification under that certain Indemnity Agreement between Ervin and the Company dated as of April 11, 1994, or (ii) from claims under this Agreement or the Lease.

        5. RELEASE OF CERTAIN CLAIMS BY THE COMPANY. (a) In consideration of the foregoing and except as set forth in Section 5(b) below, the Company, for itself, its successors and assigns, does hereby release, remise, acquit, exonerate, satisfy and forever discharge Ervin, his heirs and assigns (collectively, the "Ervin Parties") from and with respect to any and all actions, causes, causes of action, suits, disputes, controversies, claims, debts, sums of money, offset rights, defenses, agreements, promises, covenants, losses, damages, judgments and demands of any nature whatsoever, known or unknown, whether in contract, in tort, or otherwise, at law or in equity, which have accrued or may accrue, may have been had, may now be possessed or may or shall be possessed in the future by the Company against the Ervin Parties, however and whenever arising (collectively, the "Company Claims").

        (b) PROVIDED, HOWEVER, the foregoing release by the Company shall not operate to release the Ervin Parties from any Company Claims, whether in contribution, indemnification or otherwise, which the Company may now or hereafter possess against the Ervin Parties and which arise (i) from claims by third parties against any of the Company Parties, or (ii) from claims under this Agreement or the Lease.

        6. CONFIDENTIALITY. Ervin and the Company acknowledge that the terms of this Agreement are to remain confidential and agree not to disclose the terms of this Agreement to any third party, except as may be required by applicable securities laws, or to such accountants or attorneys as the Company or Ervin may employ in connection with their business affairs, as affected by this Agreement.


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        7.      MISCELLANEOUS.

        (a) The parties hereto acknowledge that this Agreement is the result of a compromise and shall not be considered an admission of liability or wrongdoing on the part of any party.

        (b) This Agreement shall be construed and governed in accordance with Florida law.

        (c) This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.

        (d) Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the entire Agreement shall be invalid.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   FAMILY STEAK HOUSES OF FLORIDA, INC.


                                   By:/s/ Lewis E. Christman, Jr.
                                      -------------------------------------
                                      Lewis E. Christman, Jr.
                                      President and Chief Executive Officer




                                   /s/Eddie L. Ervin, Jr.
                                   ----------------------------------------
                                   Eddie L. Ervin, Jr.